Exhibit 10.1



                                CONTRACT OF SALE

     THIS CONTRACT OF SALE (hereafter, this "Contract of Sale" or this "Contract") made as of this 22nd day of May, 2003 by and between Standard Microsystems Corporation ("seller"), having an office at 80 Arkay Drive, Hauppauge, N.Y. 11788 and RCG Kennedy Drive, LLC. ("purchaser"), having an office at c/o Reckson Associates Realty Corp., 225 Broadhollow Road, Suite 212W, Melville, New York 11747-4883 .

     WHEREAS, seller desires to sell to the purchaser and purchaser desires to buy from seller certain real property, with the improvements thereon, (the "Premises" as defined in paragraph 1.8 below) upon the terms and conditions set forth in this Contract of Sale.

     NOW, THEREFORE, in consideration of the terms and conditions set forth in this Contract of Sale, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the seller and purchaser agree as follows:

     1. Definitions. As used in this Contract, the following terms shall have the definitions set forth below:

     1.1 Closing Date/ Closing. The term "Closing Date" shall mean May 22, 2003.The term "Closing" or "closing" shall mean the closing of title to the Premises.

     1.2 and 1.3 Intentionally Omitted.

     1.4 Improvements. The term "Improvements" shall mean those buildings, fixtures and appurtenances situated on and attached to the Land (as such term is defined below).

     1.5 Intangible Personal Property. The term "Intangible Personal Property" shall mean, to the extent assignable, all of the right, title and interest of seller in and to the following items: (i) the Leases (as such term is defined below); (ii) any governmental permits or licenses with respect to the Premises, to the extent in seller's possession, and (iii) any plans owned by seller and in seller's possession relating the ownership and operation of the Premises.

     1.6 Land. The term "Land" shall mean the parcels of real property situate in the Town of Smithtown, County of Suffolk, State of New York, having the street addresses of 300 Kennedy Drive and 350 Kennedy Drive, known and designated as tax lot numbers 800-185-2-40.3; 800-185-2-45.9; 800-185-2-41 and more particularly described on Schedule A annexed hereto and forming a part hereof. The sale shall include all right, title and interest, if any, of the seller in and to any land lying in the bed of any public street, road or avenue in front of or adjoining the Premises, to the center line thereof

     1.7 Personalty. The term "Personalty" shall mean all of the right, title and interest of seller in and to all tangible personal property owned by seller as of the Effective Date located on and affixed or appurtenant to the Land and/or the Improvements including, but not limited to, all heating, ventilating, plumbing, lighting, electrical and air conditioning machinery, fixtures, appliances and equipment. Notwithstanding the foregoing sentence, seller's personal property which is not affixed or appurtenant to the Land and/or Improvements (including, but not limited to, seller's furniture, business equipment and machinery, and trade fixtures) shall not be deemed to be part of the Personalty. The parties agree that all right, title and interest of the seller in any Personalty transferred hereunder shall be deemed transferred under the deed of conveyance to the Premises delivered at the closing, and that no part of the Purchase Price shall be deemed to have been paid by the purchaser for the same.

     1.8  Premises.   The  term  the   "Premises"  or  "premises"   shall  mean,
     collectively, the Land, the Improvements, the Intangible Personal Property and the Personalty.

     2. Agreement to Buy and Sell. Seller hereby agrees to sell to purchaser and purchaser hereby agrees to buy from seller the Premises, upon the terms and conditions set forth in this Contract of Sale.

     3. Intentionally Omitted

     4. Closing. On the Closing Date, subject to the terms and conditions of this Contract of Sale, seller shall sell, transfer, assign and deliver the Premises to purchaser and purchaser shall purchase, acquire and accept from seller, the Premises. The closing of title to the Premises shall take place on the Closing Date in accordance with an escrow procedure mutually agreeable to seller and purchaser (including, without limitation, closing via mail) or at the offices of seller or at the offices of purchaser's lending institution (if any) at 11:00A.M. on the Closing Date.

     5. Purchase Price/Escrow Terms. The purchase price ("Purchase Price") of the Premises is Six Million Four Hundred Seventy Five Thousand ($6,475,000.00) Dollars payable by direct electronic wire transfer of immediately available funds confirmed by the seller as received in an account designated by the seller (such check or such wire transfer being hereinafter referred to as "Acceptable Funds"). If the seller shall so request at least two (2) business days prior to closing, the purchaser shall deliver, at the closing, one or more such checks or wire transfers constituting Acceptable Funds to the order of such parties (other than the seller) and in such amounts as the seller may request. Purchaser shall receive a credit against the amount payable pursuant to this subparagraph for the aggregate amount of such checks and/or wire transfers.

     6. Transfer Taxes. Seller shall pay any New York State Real Property Transfer Taxes ("deed stamps") due in connection with the sale of the Premises to purchaser and the recording of the Deed.

     7. "Subject to" provisions. The Premises shall be sold and shall be conveyed subject to:

     (i) utility company rights and easements of record to lay, maintain, repair and operate wires, lines, cables, pipes, poles, boxes and other fixtures and facilities under, in, over and upon the Premises or any portion thereof provided same do not interfere with the use and enjoyment of the developed portions of the Premises as commercial/industrial buildings;

     (ii)  leases  and  occupancies  described  on the  Schedule  of Leases  and
     Occupancies   annexed   hereto  and  made  a  part  hereof  as  Schedule  B
     (collectively, the "Leases" and individually, a "Lease");

     (iii) real property taxes, assessments, water rates, water frontage charges, water meter charges, sewer taxes, sewer rent charges, including those that are to become due and payable after the closing of title to the Premises, subject to the apportionment provisions of this Contract;

     (iv) Variations between the descriptions of the Premises annexed to this Contract and filed map descriptions;

     (v) Fifty-foot wide setback restrictions shown on filed map #4961;

     (vi) Agreement by and between V.I.P. Associates to New York Telephone Company recorded in Liber 9257 cp 369;

     (vii) Electric Easement made by Milnet Realty Corp. to Long Island Lighting Company dated December 4, 1967 recorded December 20, 1967 in Liber 6276 cp 174

     (viii) State of facts shown on the survey of the premises made by Jerome D'Amaro dated August 21, 1984 and updated through September 18, 1991;

     (x) any and all violations of law and/or municipal or governmental ordinances, orders or requirements noted in or issued after the expiration of the Feasibility Period by any federal, state or municipal entity or department having jurisdiction over or affecting the Premises and any state of facts or conditions which might, with the passage of time, constitute such violations (collectively "Violations");

     (xi) Electric Easement recorded in Liber 9240 Page 194;

     (xii) Right of Way between purchaser and seller over 350 Kennedy Drive (unrecorded) as shown on Schedule E to this Contract and to be executed by the parties at the Closing;

     (xiii) Reservation recited in Liber 6350 Page 348;

     (xiv) Water Easement recorded in Liber 6080 Page 137;

     (xv) Sewer Agreement recorded in Liber 7042 Page 353;

     (xvi) Electric Easement recorded in Liber 6266 Page 51; and

     (xvii) Water Easement recorded in Liber 6276 Page 447.

     8. Representations and Warranties.

     8.1 "As Is"/No Representations. The purchaser acknowledges, represents and warrants to the seller that (i) the purchaser has inspected, investigated and examined the Premises and is fully satisfied with the physical condition of the Premises including, but not limited to, the Personalty;
     (ii) the Leases have been exhibited to and examined by purchaser prior to execution of this Contract and purchaser is fully aware of the terms and conditions of the Leases and the status of the tenancies (iii) the seller has not made and does not make any representation as to the physical condition of the Premises (including, but not limited to the existence of any hazardous or non-hazardous substances and/or any other environmental matters affecting the Premises), or the income, rents, Leases, expenses, operations, value of the Land or the Improvements, adequacy or fitness for use of the Personalty, or any other matter or thing affecting or related to the Premises or this transaction that might be pertinent in considering the purchase of the Premises or entering into this Contract of Sale, except as may be herein specifically set forth in this Contract of Sale, and the purchaser hereby expressly acknowledges that no such representations have been made; and (iv) the purchaser has inspected the Premises and agrees to take the Premises "as is" in such condition as the same may be on the date of the closing of title to the Premises. The seller is not liable or bound in any manner by expressed or implied warranties, guaranties, promises, statements, representations or information pertaining to the Premises made or furnished by any real estate broker, agent, employee, servant, officer, director, partner, shareholder or other person representing or purporting to represent the seller unless such warranties, guaranties, promises, statement, representations or information are expressly and specifically set forth herein. All understandings and agreements heretofore had between the parties hereto are merged in this Contract of Sale which alone fully and completely expresses their agreement and the parties agree that the Contract has been entered into after full investigation by the purchaser.

     8.2 Notwithstanding the foregoing provisions of paragraph 8.1 above, seller hereby represents and warrants to purchaser that each of the following is true, accurate and complete as of the date of this Contract and shall be true, accurate and complete as of the Closing Date:

     (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into this Contract and to assume and perform all of its obligations hereunder. The execution and delivery of this Contract and the performance by seller of its obligations have been duly authorized by all requisite corporate action and no further action or approval is required in order to constitute this Contract as a valid, binding and enforceable obligation of seller.

     (b) To the best of seller's knowledge, there are no judgments, orders or decrees against seller unpaid or unsatisfied which could become liens against the Premises, nor any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency which would adversely affect the Premises including, without limitation, any condemnation proceeding and, to the best of seller's knowledge, there are no threatened legal actions, suits or other legal or administrative proceedings relating to the Premises (including, without limitation, any condemnation proceeding) or any state of facts which could be reasonably expected to result in any such action, suit or other proceeding.

     (c) To the best of seller's knowledge, the execution and delivery of this Contract by seller and the performance by seller of its obligations hereunder do not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi governmental entity with jurisdiction over seller including, without limitation, the United States of America, the state of New York, or any political subdivision of the foregoing, or any decision or ruling of any arbitrator, to which seller is a party or by which seller is bound.

     (d) To the best of seller's knowledge, there are no mechanic's or construction liens against the Premises, the satisfaction of which could not be accomplished out of the proceeds of Closing.

     (e) The Leases described in Schedule B annexed hereto contain the entire agreement between seller and the tenants with respect to the leasing of the Premises and such leases are in full force and effect and have not been modified or amended except as set forth on Schedule B. The Leases are the only leases, licenses or other agreements for the use of the Premises.

     (f) the security deposits (as described in this Contract) required under the Leases are the only security deposits required to be held by seller with respect to the Leases.

     (g) there are no service or maintenance contracts or management or other leasing agreements relating to or affecting the Premises to which seller is a party.

     (h) Seller has not commenced any proceedings which are pending to obtain a reduction in real estate taxes applicable to the Premises. Seller has not received any written notice that the Premises is subject to any assessments, special or otherwise, nor has seller received any written notice of the intention of any governmental authority to impose any such assessments.

     (i) there are no brokerage agreements in effect with respect to the Leases to which seller is a party or which are binding upon seller.

     (j) the summary of insurance policies annexed hereto as Schedule F is an accurate and complete summary of all of the insurance policies maintained by seller which cover the Premises.

     (k) seller has not granted a purchase option to any third party to purchase the Premises, where such option remains outstanding.

     (l) to the best of seller's knowledge, there are no employment or union contracts or collective bargaining agreements which are binding upon purchaser or which would result in a lien against the Premises.

     (m) the accounts receivable report annexed hereto as Schedule J is an accurate and complete summary of all amounts outstanding, paid and payable as of the Closing Date.

     8.3. As used in this paragraph 8.3 and 8.4, the following terms shall have the following meanings:

     (a) "Environmental Activity" means any use, storage, release, threatened release, emission, disposal, escape, seepage, leakage, spillage, pumping, pouring, emptying, injection, dumping, presence, migration, transferring, manufacturing, discharge, generation, processing, abatement, removal or disposition of any Hazardous Materials from, under, into or on the Premises or the groundwater beneath the Premises or any handling, transportation or treatment of Hazardous Materials arranged by or on behalf of seller and relating to the Premises.

     (b) "Environmental Law" means any federal, state or local statute, code, ordinance, rule, regulation, permit, consent approval, license, judgment, order, writ, decree, injunction, guidance or policy statement, or other authorization, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss.ss.9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss.ss.1801 et seq.), the Clean Air Act, as amended (33 U.S.C. ss.ss.1251 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss.1251 et seq.), the New York State Environmental Conservation Law, as amended, the Sanitary Code of Suffolk County, and any applicable requirements to register underground storage tanks, relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, groundwater, publicly owned treatment works, septic tanks, or land, or otherwise relating to the pollution or protection of the environment.

     (c) "Hazardous Materials" means any substance, material or waste which is regulated by any Environmental Law and includes, without limitation, (i) any substance, material or waste defined, used or listed as a "hazardous waste", "extremely hazardous waste", "restricted hazardous waste", "hazardous substance", "Hazardous materials", "toxic substance", or other similar terms as defined or used in any Environmental Law, (ii) any petroleum products, asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials, (iii) any additional substances or materials which are now or hereafter deemed hazardous or toxic substances under any Environmental Laws relating to the Premises, and (iv) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of "hazardous materials" for purposes of any Environmental Law.

     8.4. Seller hereby represents and warrants, except for conditions or information contained in two Phase I Environmental Site Assessments dated May 2001 prepared by Gannet Fleming and based on information presently available and known to Seller, that, except in a manner which is in full compliance with all applicable Environmental Laws:

     (a) Seller has not engaged in or caused or permitted any other person(s) to engage in any Environmental Activity at, on, under or with respect to the Premises;

     (b) Seller is not aware of any Environmental Activity at the Premises that has affected, is affecting or has the potential to affect the Premises, waters on or adjacent to the Premises, or lands adjacent to or in the vicinity of the Premises; and

     (c) Seller has received no notice of, and has no knowledge of, any violations of or claims under or pursuant to any Environmental Law or any occurrence, condition or circumstance which would give rise to a violation of or claim under or pursuant to any Environmental Law pertaining to or affecting the Premises.

     8.5 The representations and warranties of seller contained in section 8.4 above are limited by information presently available and known to seller. All representations and warranties of seller contained in this paragraph 8 shall survive the closing for a period of one (1) year (the "Survival Period").

     9. Intentionally Omitted

     10. Inability of Seller to Perform. In the event that the seller is unable to convey title to the Premises in accordance with the terms of this Contract of Sale or in accordance with any representations or warranties made by the seller hereunder, the sole responsibility of the seller will be to reimburse purchaser for the actual out of pocket expenses incurred by purchaser for the inspections and reports performed by third parties on behalf of purchaser during the Feasibility Period and attorney's fees incurred by purchaser, provided, however, that such fees and expenses shall not exceed Twenty Five Thousand ($25,000.00) Dollars, in the aggregate, and shall not include the services of purchaser's in house staff and (c) pay to purchaser the net cost of examining the title to the Premises (not to exceed the charges fixed by the New York Board of Title Underwriters) and the net cost of updating any existing survey of the Premises actually incurred by the purchaser and, upon the giving of such instructions and the making of such payments, this Contract of Sale shall be canceled and neither party shall have any further claim against or obligation to the other by reason of this Contract (except those, if any that are specifically stated to survive the termination of this Contract of Sale) and the lien, if any, of the purchaser against the Premises shall wholly cease and expire. Except as expressly provided in this Contract of Sale, the seller may, but shall not be required to take any measures of any kind or to bring any action or proceeding or to incur any expense in order to correct any misrepresentation or breach of any warranty or remove any objection to title that the purchaser has not agreed to accept. The purchaser may nevertheless accept such title as the seller may be able to convey, without reduction of or credit against the Purchase Price and without any other liability on the part of the seller, provided that the purchaser irrevocably waives in writing any right or claim against the seller in connection therewith If the Premises are affected by any lien, encumbrance or question of title not expressly consented to herein by the purchaser or which the purchaser is not required to take title subject to, the seller shall have the right to remove or satisfy the same and shall be entitled to an adjournment of the closing for a reasonable period of time (not to exceed sixty [60] days) in connection therewith.

     11. Removal of Violations and Liens.

     11.1 Notwithstanding anything contained in this Contract to the contrary and without imposing any obligation on the seller hereunder, seller may, but shall not be required to comply with and/or remove any violations and/or liens against the Premises provided, however, that seller shall cure any violations or other liens against the Premises that (i) would adversely affect the marketability of title to the premises; (ii) in seller's reasonable estimation, would require seller to expend $25,000.00 or less, in the aggregate, to satisfy and/or remove all of such violations and liens; (iii) can be satisfied or removed within a reasonable period of time as specified in paragraph 10 above; and (iv) purchaser has not agreed to take title to the Premises subject to such violations and liens.

     11.2 It is expressly understood and agreed that if, in seller's reasonable estimation, all of the conditions set forth in 11.1 (i) through (iv) are not met, then seller shall have the option of : (a) removing such violations and/or liens in accordance with the provisions of this Contract; or (b) refusing to remove the same.

     Seller shall promptly provide purchaser with written notice of whether it has elected option (a) or (b) of this section 11.2. In the event that the seller refuses to remove any such violation(s) and/or lien(s) as aforesaid, then purchaser shall have the option of: (a) taking title subject to such violation(s) and/or lien(s) in which event, the purchaser shall receive an allowance at the closing in reduction of the purchase price in an amount equal to the reasonable estimated cost to remove such violation(s) and liens, not to exceed $25,000.00 in the aggregate; or canceling this Contract, in which event, the terms and provisions of paragraph 10 shall apply.

     11.3 Notwithstanding any contrary provisions of this paragraph 11, seller expressly agrees that it shall remove any lien against the Premises, other than those liens set forth in paragraph 7 hereof, which can be removed by the payment of a stipulated sum of money.

     12. Customs in Respect to Title Closings. Except as otherwise herein expressly provided, the "customs in respect to title closings" adopted by the Real Estate Board of New York, Inc. shall apply to the apportionments and other matters therein mentioned.

     13. Intentionally Omitted

     14. Financing Statements, Etc. If on the date of closing there shall be conditional bills of sale, chattel mortgages or financing statements filed in respect of the Premises, they shall not be deemed to be objections to title, provided that the seller executes and delivers to the purchaser an affidavit setting forth that the property covered by such instruments is the property of a tenant or is otherwise not the property of seller. If on the date of closing there shall be financing statements which affect the property of seller and were filed on a day more than five (5) years prior to such date of closing and not continued, they shall not be deemed to be an objection to title, provided that the seller executes and delivers to the purchaser an affidavit setting forth that the property covered by such instrument is no longer in or at the Premises or, if such property is in or at the Premises, that such property has been fully paid for.

     15. Deed. Seller shall convey fee simple estate in the Premises to purchaser by a bargain and sale deed with covenants against grantor's acts (the "Deed"). The Deed shall be in proper statutory form for recording, as more particularly set forth on Schedule G to this Contract, and shall contain the covenant required by subdivision 5 of Section 13 of the Lien Law. Purchaser shall accept title to the Premises free of all encumbrances, except those stated in this Contract.

     16. Objections. If the purchaser has any objection to title or to the closing of title hereunder, purchaser, or its attorney, shall give written notice (the "Objection Notice") of such legal objection to the seller, or its attorney, no later than the Closing Date, time being of the essence with respect to the giving of the Objection Notice. The Objection Notice shall delineate with reasonable specificity the nature and substance of the objections stated therein. In the event that the Objection Notice is given within the time period provided for in this paragraph then, except for those objections set forth in the Objection Notice and any objection disclosed to the purchaser in a subsequent continuation title search, title to the Premises shall be deemed good and marketable and the purchaser waives any right it may have to make any other objections to title. Any attempt by the seller to cure an objection shall not be construed as an admission by the seller that such objection is one that would give the purchaser the right to cancel this Contract of Sale.

     17. Liens. If the Premises are subject to any liens including, without limitation, transfer, inheritance, estate, franchise, license or other similar taxes, the same shall not be deemed an objection to title provided that any title company in good standing to which the purchaser has applied for title insurance will omit such liens from its policy of title insurance or will insure the purchaser against collection of such liens out of the Premises without any additional premium or cost to purchaser for such insurance.

     18. Apportionments. The following are to be apportioned as of midnight of the date immediately prior to the Closing Date and all amounts due to the seller hereunder are to be paid by the purchaser by Acceptable Funds:

     (a) To the extent not payable by the tenants of the Premises, water tax rates, water frontage charges and sewer taxes and water and sewer rent charges;

     (b) Real property taxes on the basis of the fiscal year, and assessments (if any);

     (c) To the extent not payable by the tenants of the Premises, fuel at the Premises at the seller's cost, including any taxes thereon, and the written estimate made by the seller's fuel supplier shall be conclusive as to the amount of such fuel and as to such costs and taxes;

     (d) All accrued unpaid and/or prepaid rent and additional rent payable under the Leases (collectively, the "Rents") provided, however, that if any tenant is in arrears in the payment of any Rents on the date of Closing, Rents received from such tenant after the Closing shall be applied in the following order of priority: (i) first to the month in which the Closing occurs; (ii) then to the month preceding the month in which the Closing occurred; (iii) then to the month or months following the month in which the Closing occurred up to the then current date and (iv) finally to the period prior to the period in item (ii) of this paragraph. Any Rents received by purchaser from any tenant or tenants that were in arrears on the date of Closing shall be received by the purchaser as trustee for the seller on account of, and in payment of, the past due Rents, in the order of priority set forth in this paragraph. Purchaser shall immediately remit the past due Rents so collected to the seller; and

     (e) Any Rents which cannot be ascertained with certainty as of the Closing shall be prorated on the basis of the parties' reasonable estimates of such amounts as of midnight of the night preceding the Closing and shall be the subject of a final proration ninety (90) days after the Closing, or as soon thereafter as the precise amounts can be ascertained. Purchaser shall notify seller when it becomes aware that any such estimated amount has been ascertained. Once all such Rent amounts have been ascertained, purchaser shall prepare a final proration statement which shall be subject to seller's reasonable approval. Upon seller's acceptance and reasonable approval of any final proration statement submitted by purchaser, such statement shall be conclusively deemed to be accurate and final and promptly thereafter seller or purchaser, as the case may be, shall pay to the other the difference between (i) the amount set forth on the approved final proration statement and (ii) the estimated amount actually prorated at Closing.

     It is further agreed that Purchaser shall receive a credit at Closing in the amount of $125,000.00 to cover the free rent period given by Seller to Aeroflex, Incorporated pursuant to that certain Amendment to Lease made as of May 1, 2003 by and between Seller and Aeroflex.

     The provisions of this paragraph shall survive the closing and the delivery of the deed hereunder for the Survival Period.

     19. Default.

     (a) In the event that the purchaser shall fail timely to pay the Purchase Price at the time of the closing, or otherwise shall default in the timely performance of any of the terms or provisions of this Contract and fail to cure such default within five (5) days of its receipt of written notice from seller of such default this Contract shall be deemed null and void and all rights and obligations of the parties hereto shall terminate and neither the seller nor the purchaser shall have any claim against the other arising out of this Contract of Sale, except those that are specifically stated to survive termination of this Contract of Sale.

     (b) In the event seller shall default in the performance of any of the terms or provisions of this Contract, purchaser shall also have such remedies as purchaser shall be entitled to at law or in equity, including, without limitation, specific performance.

     20. Notices. All notices or other communications that may be or are required to be given pursuant to the terms of this Contract of Sale shall be in writing and sent, prepaid, by either of the parties to this Contract, or their respective attorneys, and any such notice or communication shall be deemed to have been given only if and when hand delivered or delivered by a nationally recognized overnight courier (or, if delivery is not completed, when such delivery is attempted and refused) or if mailed by certified mail, return receipt requested, when actually received (or, if delivery is not completed, when such delivery is attempted and refused), or sent via facsimile with a copy sent either by hand, by nationally recognized overnight courier or by mail, in each case addressed to such party at their respective addresses set forth on page one of this Contract, with copies to their attorneys as follows:

     To the seller:               Mr. Francis Postel
                                  Standard Microsystems Corporation
                                  80 Arkay Drive
                                  Hauppauge, New York 11788
                                  Telephone: (631) 434-2900
                                  Fax: (631) 273-5550

     with a copy to:              Sally A. Fitzsimmons, Esq.
                                  1 Prescott Square
                                  Bronxville, New York 10708
                                  Telephone: (914) 395-1840
                                  Fax:  (914) 337-2812

     to the purchaser:            Mr. Richard Conniff
                                  Senior Vice President-Investments
                                  Reckson Operating Partnership, L.P.
                                  c/o Reckson Associates Realty Corp.
                                  225 Broadhollow Road, Suite 212W
                                  Melville, New York 11747
                                  Telephone: (631) 622-6633
                                  Fax: (631) 622-6760

     with copies to:              Marialana M. Gravano, Esq.
                                  Vice President and Legal Counsel-Real Estate
                                  Reckson Operating Partnership, L.P.
                                  c/o Reckson Associates Realty Corp.
                                  225 Broadhollow Road, Suite 212W
                                  Melville, New York 11747
                                  Telephone: (631) 622-6675
                                  Fax: (631) 622-8994

                                  Matthew C. Lamstein, Esq.
                                  Lazer, Aptheker, Rosella & Yedid, P.C.
                                  225 Old Country Road
                                  Melville, New York 11747
                                  Telephone: (631) 761-0835
                                  Facsimile: (631) 761-0014

     All notices or other communications given pursuant to the terms of this Contract of Sale by or to the respective attorneys for the seller and the purchaser shall be given in the manner prescribed in this paragraph and shall be deemed given and/or received, as the case may be, with the same force and effect as though they were given by or to the seller and/or the purchaser.

     21. Brokers. Each party represents and warrants to the other party that it has not dealt with any real estate broker in connection with the sale of the premises other than American Corporate Real Estate Inc. The purchaser further represents and warrants to the seller that no other broker or similar party introduced the purchaser to the seller or to the Premises and that the purchaser has not conferred with or been induced to enter into this Contract of Sale as a result of contacts with any other broker or similar party. The seller shall pay the Broker a commission pursuant to a separate agreement. Seller hereby further represents and warrants to purchaser that that no brokerage commission shall be due to American Corporate Real Estate Inc. in connection with the lease back of any portion of the Premises to seller. Each party (the "Indemnifying Party") shall indemnify and defend the other party (the "Indemnified Party") against any loss, liability, costs, claims and/or expenses, including (but not limited to) reasonable attorneys fees and disbursements, arising out of the breach on the Indemnifying Party's part of any representation, warranty and/or agreement contained in this paragraph. The provisions of this paragraph shall survive the closing of title to the Premises or, if the closing does not occur, the termination of this Contract.

     22. No Assignment. The purchaser shall not, by operation of law or otherwise, transfer, assign or hypothecate this Contract of Sale or any right, obligation or interest of the purchaser herein and any attempted or purported transfer, assignment or hypothecation shall be null and void and without force or effect. Notwithstanding the foregoing, purchaser shall have the right, at or prior to closing and without the prior consent of seller, to assign its rights and obligations under this Contract to an entity affiliated with purchaser.

     23. Merger. It is specifically understood and agreed that this Contract of Sale is a single, indivisible contract and the acceptance of the deed to the Premises by the purchaser shall be deemed to be a full performance and discharge of every covenant, representation, warranty, agreement and/or obligation on the part of the seller to be performed pursuant to this Contract of Sale except those, if any, that are specifically stated herein to survive the closing of title and the delivery of the deed. Unless so specifically stated, no agreement, covenant, warranty or representation made in this Contract by seller shall survive the closing of title and/or the delivery of the deed.

     24. Recording. The purchaser shall not record or attempt to record this Contract of Sale or a memorandum hereof. Violation of this provision by the purchaser shall constitute a material breach of purchaser's obligations under this Contract of Sale.

     25. FIRPTA. The seller shall deliver to the purchaser at the closing of title a certification which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (and any regulations promulgated thereunder), which provides that seller is not a foreign person or entity for the purposes of such Section 1445. If the seller delivers such certification, the purchaser shall not deduct or withhold any portion of the Purchase Price pursuant to such Section 1445.

     26. Assignment and Assumption of Existing Leases Each party hereby agrees to execute and deliver to the other party at the closing of title hereunder, an assignment and assumption agreement in the form annexed hereto as Schedule H of this Contract whereby seller agrees to assign all of its right, title and interest in and to the Leases to purchaser and the purchaser agrees to assume and perform all of the terms, covenants, liabilities and obligations of the Leases on the part of the landlord thereunder to be performed subsequent to the closing. Seller hereby agrees to indemnify and hold harmless purchaser from and against any liability under the Leases accruing prior to the Closing and purchaser hereby agrees to indemnify and hold harmless the seller from and against any liability under the Leases accruing from and after the Closing. . The seller makes no representation or warranty that any of the Leases will be in full force or effect as of the Closing or that any of the rents under the Leases will be currently collected on such date.

     If at any time between the date of this Contract and the closing, any of the rentable space in the Premises is or shall become vacant or if any of the Leases shall expire or otherwise terminate, such space shall not be leased nor shall any extension or renewal of the expired term be made (other than an extension or renewal right currently existing in a Lease and exercisable by the tenant) without the prior written consent of purchaser. In addition, seller shall not permit the assignment of any lease or the sublease of any space at the premises without first obtaining the prior written consent of purchaser. Notwithstanding the foregoing, the seller may, without the purchaser's consent, permit the occupant of such space to remain in possession on a month to month basis at a rental rate acceptable to seller, in its sole discretion.

     27. Security Deposits. In the event that any tenant at the Premises shall have deposited with the seller a sum or sums of money as security (the "security deposit(s)") for the performance by such tenant of the terms, covenants and conditions of such tenant's Lease, then such security deposit(s), to the extent the same have not been applied by seller to curing the defaults of such tenant prior to the closing, shall be paid over to the purchaser at the closing of title, together with any unpaid interest accruing thereon. Simultaneously with the delivery of the security deposits and any unpaid accrued interest thereon, purchaser shall deliver a receipt for such monies and an agreement, in the form annexed hereto as Schedule I, indemnifying seller and holding seller harmless from and against any costs (including, but not limited to reasonable attorneys fees and expenses), liability and/or responsibility for such monies from and after the date of closing. The provisions of this paragraph shall survive the closing for the Survival Period.

     28. Intentionally Omitted.

     29. Governing Law. This Contract of Sale shall be governed by and construed in accordance with the laws of the State of New York. This Contract shall be construed without any regard to any presumption or other rule requiring construction against the party causing the same to be drafted it being agreed that the final terms of this Contract are the result of negotiations by parties having equal bargaining powers, with each having full access to legal representation. If any words or phrases in this Contract shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Contract shall be construed as if the words or phrases so stricken were never included in this Contract and no implication or inference shall be drawn from the fact that such words or phrases were so stricken. All terms and words used in this Contract of Sale, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The terms "hereof", "herein", "hereunder" or words of similar import shall be deemed to refer to this Contract of Sale in its entirety and not to any particular provision, unless expressly so stated.

     30. No offer; Binding effect. This Contract of Sale shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against the seller unless and until the Contract has been fully executed by the seller and the purchaser and an executed copy is delivered to the purchaser.

     31. Lease back to the seller. Simultaneously with the closing, the seller and the purchaser shall execute the lease annexed hereto as Schedule C whereby the purchaser, as landlord, leases the portion of the Premises known as 300 Kennedy Drive to the seller, as tenant, on the terms and conditions stated in such lease. It is understood and agreed that the execution of said lease, without alteration, modification or amendment (unless expressly agreed to in writing by both parties) shall be a condition to both parties obligation to close title to the Premises and the failure of either party to execute said lease at the closing shall be deemed a material default of its obligations under this Contract of Sale.

     32. Exclusions. Notwithstanding anything in this Contract of Sale to the contrary, the sale of the Premises excludes (i) any deposits with utility companies; (ii) property of seller's lessees, if any; (iii) any electric meters and equipment owned by the metering company; and (iv) personal tools, property and equipment of seller and its employees.

     33. Omission of "Subject to" Clauses. Any and all of the "Subject to" clauses contained in this Contract of Sale may be omitted from the deed to the Premises to be delivered at the closing of title, but all such omitted clauses shall survive the delivery of the deed despite any provisions in this Contract to the contrary.

     34. Seller' Closing Obligations. At the Closing, in addition to seller's obligations elsewhere provided in this Contract of Sale, seller shall deliver the following instruments to purchaser:

     (a)The Deed;

     (b) The assignment and assumption of all seller's right, title and interest in and to the Leases and all original Lease documents in seller's possession in the form annexed hereto as Schedule H;

     (c) An updated rent schedule setting forth the security deposits and all rent arrearages and prepayments of rent, if any;

     (d) An assignment to purchaser, without recourse or warranty, of all of the interest of seller in those service contracts to be delivered to purchaser at the Closing which are then in effect and are assignable by seller;

     (e) To the extent they are in seller's possession and not posted at the Premises, any certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction;

     (f) Such affidavits as purchaser's title insurance company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to seller's name;

     (g) An original letter in the form annexed hereto as Schedule K, executed by the seller or its agent, advising the tenants that the Premises have been sold to the purchaser and directing that all communications, rents and other payments after the date of closing be directed to the purchaser;

     (h) A certificate of seller's corporate secretary certifying that seller's board of directors has adopted a resolution authorizing the sale of the Premises;

     (i) A certificate, executed by seller, confirming that the representations contained in paragraph 8 of this Contract are true and correct as of the Closing Date;

     (j) A financial closing statement, in form and substance reasonably acceptable to purchaser and seller, which has been executed by purchaser and seller; and

     (k) Any other documents reasonably required by purchaser or purchaser's title company to close in accordance with the terms and provisions of this Contract.

     35. Conditions Precedent to Closing. The obligations of purchaser hereunder are subject to the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by purchaser at or prior to the Closing) and in the event any of the conditions are not complied with, purchaser may terminate this Contract of Sale by notifying seller and thereafter this Contract of Sale shall be null and void:

     (a) Seller shall have performed all of its obligations, covenants and agreements under this Contract of Sale;

     (b) All of seller's representations and warranties made in this Contract shall be true and correct as of the Closing Date;

     (c) All Leases shall be in full force and effect, the tenants thereunder shall be current in their payment of all rents, additional rents and other charges due thereunder ( it being understood an agreed that seller shall be prohibited from applying any security deposit(s) currently held under the Leases for the purpose of satisfying this condition precedent), and the tenants shall not otherwise be in default under any of the terms and conditions of the Leases (other than the obligation of Kollmorgen [or its successor]to occupy the space it is currently leasing at 350 Kennedy Drive and Sprint's failure to obtain necessary sign offs and approvals for open permits with respect to their equipment); and

     (d) Seller shall obtain and deliver to purchaser prior to the expiration of the Feasibility Period a tenant estoppel certificate from all tenants at the Premises in the forms annexed hereto as Schedules D-1 and D-2 (it being understood and agreed that any changes or modifications to such tenant estoppel form must be approved, in writing, by purchaser prior to the expiration of the Feasibility Period). Seller shall deliver the form tenant estoppel certificate to each of the tenants immediately after the Effective Date.

     36. Purchaser's Representations. Purchaser hereby represents and warrants to seller that purchaser is a Delaware limited partnership, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business under the laws of the State of New York and has full power and authority to conduct its business as presently conducted. Neither the entry into this Contract nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by purchaser of the certificate of incorporation or by laws of purchaser, or any judgment, writ, order, injunction or decree issued against it or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority. No approval, consent, order or authorization of , or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the due and valid execution and delivery of this Contract and compliance with the provisions hereof and the consummation of the transaction contemplated hereby. This Contract and the consummation of the transaction contemplated hereby have been duly authorized by all necessary action on the part of purchaser and this Contract constitutes a legal, valid and binding obligation of purchaser.

     37. Purchaser's Lien. It is understood and agreed that the title examination and survey update costs (if any) referred to in paragraph 10 of this Contract are hereby made liens on the Premises, but such liens shall not continue after a default by purchaser under this Contract or following the termination of this Contract of Sale.

     38. Intentionally Omitted.

     39. Captions. The captions in this Contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract, or any of the provisions hereof.

     40. No financing contingency. It is understood and agreed that purchaser's obligations under this Contract are not contingent upon purchaser's ability to finance the purchase of the Premises.

     41. Seller's Covenants Until Closing. Seller hereby covenants to purchaser as follows:

     (a) until the Closing or earlier termination of this Contract, seller shall not remove any items of Personalty from the Premises unless in the ordinary course of the operation and maintenance of the Premises and, in such event, seller shall replace such items of Personalty if such replacement would likewise be in the ordinary course of the operation and maintenance of the Premises;

     (b) until the Closing or earlier termination of this Contract, seller shall not make any alterations to the Premises costing in excess of Ten Thousand and 00/100 ($10,000.00) Dollars other than decorative changes, without first obtaining the prior written consent of purchaser, unless such alterations are required by the terms of the Leases, or unless such alterations are required by law or are otherwise required to ensure the health and safety of the tenants at the Premises and their employees, guests and invitees (in which events, if circumstances permit, seller shall endeavor to obtain purchaser's prior written consent, but only as to the scope of the plans and specifications for such alterations, and not as to the necessity therefore);

     (c) until the Closing, seller shall maintain the insurance coverage on the Premises described in Schedule F; and

     (d) until the Closing or the earlier termination of this Contract, (i) seller shall continue to operate the Premises in the same manner as it is currently being operated by seller; and (ii) seller agrees that it will not (directly or indirectly) offer to sell or solicit offers to purchase or negotiate the sale or disposal of the Premises with any other party other than purchaser.

     42. Confidentiality Agreement. In connection with the negotiation of this Contract and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to advisors, consultants, investors and affiliates in connection with the transactions contemplated hereby. In the event of the termination of this Contract for any reason whatsoever, each party shall return to the other party, if requested, all documents, work papers and other material (including all copies thereof) obtained from the other party in connection with the transactions contemplated hereby, and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Paragraph will survive the closing, or if the purchase and sale is not consummated, any termination of this Contract, for the Survival Period.

     43. Like Kind Exchange. Seller hereby acknowledges that it is the intent of purchaser to complete a reverse "like-kind exchange" pursuant to Section 1031 of the Internal Revenue Code and purchaser may utilize the Premises as "Replacement Property" in connection with such like-kind exchange. In no event will purchaser's like-kind exchange delay the close of the purchase transaction or cause an additional expense to seller. Seller shall fully cooperate with purchaser in effectuating any like-kind exchange and, accordingly, purchaser's rights under this Contract may be assigned to a Qualified Intermediary of Purchaser's choice for the purpose of completing such exchange. Purchaser's effectuation of a like-kind exchange prior to closing shall not be a condition or contingency to purchaser's obligation hereunder. Purchaser shall be responsible for all costs and expenses incurred in connection with the effectuation of the like-kind exchange over and above those seller would incur in a straight purchase/sale. In the event a "like-kind" exchange is effectuated by purchaser, the Premises shall constitute Replacement Property in the Internal Revenue Code Section 1031 exchange. The provisions of this paragraph shall survive the closing for the Survival Period.

     44. Lighting and Landscaping. With respect to that certain letter dated February 27th, 2003 from the Town of Smithtown (the "Town") to seller regarding open Permit No. 91693, (a) prior to Closing, seller shall post with the Town any bond(s) which the Town shall require with respect to the same and (b) subsequent to the Closing, seller shall perform and complete all work described in said letter as well as obtain a certificate of occupancy and/or completion for Permit No. 91693.

     45. Counterparts. This Contract may be executed in counterparts each of which (or any combinations of which, signed by all of the parties) shall be deemed an original, but all of which taken together, shall constitute one and the same instrument.

                                          Seller:
                                          STANDARD MICROSYSTEMS CORPORATION

                                          by:  /s/ Andrew M. Caggia
                                               ---------------------
                                               Andrew M. Caggia, Senior
                                               Vice President and Chief
                                               Financial Officer


                                          Purchaser:
                                          RCG Kennedy Drive, LLC.
                                          By: Reckson Construction Group, Inc.,
                                          its sole member

                                          by:  /s/ Gregg Rechler
                                               ------------------
                                               Gregg Rechler, president
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                               List of Schedules



Schedule A       Metes and Bounds Description of the Premises
Schedule B       Schedule of the Leases
Schedule C       Lease   back  of the  portion  of  the  premises  known  as 300
                 Kennedy Drive, Hauppauge, N.Y. between purchaser, as owner, and seller,  as tenant.
Schedule D-1     Tenant  Estoppel  Certificate
Schedule D-2     Tenant Estoppel  Certificate
Schedule E       VST Right of Way
Schedule F       Insurance Policies covering the Premises
Schedule G       Deed
Schedule H       Assignment and Assumption Agreement
Schedule I       Purchaser's receipt of the Security Deposits
Schedule J       Accounts Receivable Report
Schedule K       Tenant Notice Letter